Exhibit 99.2

AMENDMENT NUMBER ONE

TO THE

CHANGE IN CONTROL SEVERANCE AGREEMENT

WHEREAS, Gevity HR, Inc. (“Company”) and Clifford M. Sladnick (“Executive”) entered into a Change in Control Severance Agreement (“Agreement”) as of July 22, 2005;

WHEREAS, the Company and Executive desire to amend the Agreement effective as of August 29, 2007 to bring the Agreement into compliance with Section 409A of the Internal Revenue Code;

NOW THEREFORE, the Agreement is hereby amended as follows effective August 29, 2007;

§ 1

By amending Section 4(a), Qualifying Termination, to read as follows:

(a)        Qualifying Termination. If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, then the Company shall provide to Executive:

(i)        within five (5) days following the Date of Termination, a lump-sum cash amount equal to the sum of (A) Executive’s base salary through the Date of Termination and any bonus amounts which have become payable, to the extent no theretofore paid or deferred, and (B) any accrued vacation pay, to the extent not theretofore paid; plus

(ii)       on the first business day which is six (6) months and one (1) day after Executive separates from service (within the meaning of Section 409A of the Internal Revenue Code (“Code”)), a lump sum cash amount equal to a pro rata portion of Executive’s annual bonus for the fiscal year in which Executive’s Date of Termination occurs, which portion shall at least be equal to (A) Executive’s Bonus Amount, multiplied by (B) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and reduced by (C) any amounts paid from the Company’s annual incentive plan for the fiscal year in which Executive’s Date of Termination occurs; plus

(iii)      on the first business day which is six (6) months and one (1) day after Executive separates from service (within the meaning of Section 409A of the Code, a lump-sum cash amount equal to (A) two (2) times Executive’s highest annual rate of base salary during the 12-month period immediately prior to

Executive’s Date of Termination, plus (B) two (2) times Executive’s Bonus Amount.

(iv)      in addition to the payments set forth in Sections 4 (a)(i), (ii) and (iii) as well as Section 5, any stock incentives (as defined in the stock incentive plans maintained by the Company) that have been awarded to Executive under the terms of the stock incentive plans maintained by the Company shall fully vest upon the occurrence of a Change in Control, as such term is defined in Section 1(d) with 50% substituted for 25% in Section 1(d)(ii) (whether or not a Qualifying Termination has occurred) and all other terms and conditions of any such stock incentive award shall remain in effect to the extent not inconsistent with the provisions of this Section 4(a)(iv).

§ 2

By amending the first sentence of Section 4(b) to add the word “term” before the phrase “life insurance benefits” where such phrase appears in such sentence and by amending Section 4(b) to add the following at the end of such section:

Any medical or dental coverage provided under this Section 4(b) shall be in addition to any rights Executive has under part 6 of Title 1 of ERISA.

§ 3

By amending the fourth sentence of Section 5(b) to read as follows:

(b)    The Gross-up Payment under this Section 5 with respect to any Payments shall be made no later than thirty (30) days following such Payment; provided, however, in no event shall such payment be made earlier than six (6) months and one (1) day after Executive separates from service (within the meaning of Section 409A of the Code).

§ 4

By amending Section 7, Reimbursement of Expenses, to add the following to the end of such section:

Any payments or reimbursement under this Section 7 shall be paid on the first business day which is six (6) months and one (1) day after Executive has a “separation from service” under Section 409A of the Code. To the extent fees, expenses or interest are incurred after such date, the Company shall pay or reimburse such fees, expenses and interest pursuant to this Section 7 (to the extent not previously paid or reimbursed) on the first business day of each month following such date. However, no payments or reimbursements shall be made under this Section 7 after the third anniversary of the date the last applicable statute of limitations has run with respect to the claims which are the subject of the contest or dispute.

§ 5

By amending Section 17, Miscellaneous, to add new Section 17(f) and Section 17(g) to read as follows:

(f)     Compliance with Section 409A of the Code. To the extent this Agreement is subject to Section 409A of the Code, Executive and the Company intend all payments under this Agreement to comply with the requirements of such section, and this Agreement shall, to the extent practical, be operated and administered to effectuate such intent. To the extent necessary to avoid adverse tax consequences under Section 409A of the Code, the timing of any payment under this Agreement shall be delayed by six months and one day in a manner consistent with § 409A(a)(2)(B)(i) of the Code.

(g)    Certain Asset Sales. If the Company engages in a sale of substantially all its assets and Executive is offered comparable employment with the buyer of such assets, the Company and the buyer shall specify in writing at the time of the sale whether Executive has a termination of employment in connection with the sale; provided, however, (i) the buyer must accept assignment of this Agreement in order for the Company to agree that no termination of employment has occurred, (ii) if the buyer and the Company fail to specify whether a termination of employment has occurred, Executive shall be treated as having terminated employment and (iii) any determination of whether a termination of employment has occurred shall be made in accordance with Treas. Reg. 1.409A-1(h)(4).

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment Number One to the Change in Control Severance Agreement this 29th day of August, 2007.

GEVITY HR, INC.

By:	/s/ Edwin E. Hightower, Jr.
Edwin E. Hightower, Jr.
Vice President and General Counsel

EXECUTIVE

By:	/s/ Clifford M. Sladnick
Clifford M. Sladnick